Exhibit 99.1

Press Release

For Immediate Release

Payne to Retire After 40 Year Career at Guaranty

Addison, Texas – October 23, 2023 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), announced that Clifton A. ‘Cappy’ Payne, Senior Executive Vice President and Chief Financial Officer of the Company plans to retire March 31, 2024, after 40 years with the Company and 35 years as the principal accounting officer. Cappy will step down as CFO effective December 29, 2023 and Shalene Jacobson will become the Company’s next CFO. Shalene joined the Bank in 2016 and currently serves as Executive Vice President and Chief Financial Officer of the Bank. She will retain that title after her appointment as CFO of the Company.

Cappy advised senior management and the Board well in advance of his intention to retire to enable an orderly and effective leadership transition. Cappy and Shalene will have worked side-by-side as CFOs of the Company and the Bank for two years as part of the Bank’s long-term succession planning and transition. He will continue to serve on the Board of Directors until his retirement date.

“While we have been planning for this transition for a number of years and wish Cappy well in his upcoming retirement, he will certainly be missed. Cappy has not only been a significant contributor in our Company’s growth over the last 40 years, he’s been instrumental in the development of our strong culture, leading to many years of success for the Bank. On behalf of the Board of Directors and all of the employees of Guaranty, we thank Cappy for his years of service, dedication to always doing what is best for the Company, and his daily example of selfless leadership,” said Ty Abston, the Company’s Chairman and Chief Executive Officer.

Cappy joined the Bank in February 1984, became the Controller in 1988, and was elected to the Board of Directors of both the Bank and the Company in 1995. He was promoted to Executive Vice President and Chief Financial Officer for both the Bank and the Company in 1996. Cappy is a graduate of Baylor University and is a certified public accountant.

Cappy said, “Throughout my years here it has been a real privilege to work with the Board of Directors, the different leadership teams and all the Guaranty employees. I am proud to have had the opportunity to be a part of the strategic guidance and financial leadership for Guaranty as we grew the Bank, customer confidence, and shareholder value. It’s been rewarding over the years to be part of a team that shares the same vision and values as owners of the company and to gain the trust and confidence of our employees and shareholders. I have enjoyed my tenure here and am confident that Guaranty is well-positioned to continue its success going forward as I look ahead to my retirement and the next stage of life.”

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of September 30, 2023, Guaranty Bancshares, Inc. had total assets of $3.2 billion, total loans of $2.3 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Contact Information:

Cappy Payne Senior Executive Vice President and Company CFO Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com